CO-FOUNDER EXECUTIVE EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 22nd day of May, 2000, by and between ONE WORLD ONLINE.COM, INC., a Nevada corporation (the "Company"), and David N. Nemelka, a co-founder and individual ("Executive").

                                   WITNESSETH:

         WHEREAS, the Company desires to retain the services of the Executive, and the Executive desires to be employed by the Company, on the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Company and Executive, intending to be legally bound, hereby agree as follows:

         1. Employment. The Company hereby employs Executive as the Company's President and Chief Executive Officer. Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions as are established from time to time by the Board of Directors of the Company, for the period and upon the other terms and conditions set forth in this Agreement.

         2. Term. The term of Executive's employment hereunder shall commence as of the date of this Agreement, and shall continue until this Agreement is terminated by either party, for any reason whatsoever, this being an "at will" employment agreement, provided that Sections 5 and 10 of this Agreement shall govern the amount of any compensation and severance to be paid to Executive upon termination of this Agreement.

         3. Position and Duties.

                  3.1 Service with the Company. During the term of this Agreement, Executive agrees to perform such executive employment duties as the Company's Board of Directors, to whom Executive shall report, shall assign from time to time.

                  3.2 Conflicting Duties. During the term of this Agreement, Executive shall not serve as an officer, director or employee to any business without the prior notification of the Company's Board of Directors.

         4. Compensation.

                  4.1 Base Salary. As compensation for all services to be rendered by Executive under this Agreement, the Company shall pay to Executive a beginning base monthly salary of Twelve Thousand Dollars ($12,000.00) (the "Base Salary"), less required withholdings, which shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies.

                  4.2 Signing Bonus. As additional compensation and as an inducement for Executive entering into this Agreement, the Company agrees to pay Executive a One Hundred Forty-Four Thousand Dollar ($144,000) signing bonus. The bonus will be paid, in the discretion of the Company, no later than June 30, 2000. At the election of the Executive, the bonus may be paid in cash or restricted common stock of the Company. The common stock shall be valued at Three Dollars ($3) per share for purposes of this Section 4.2.

                  4.3 Bonuses.

                           (a) Beginning on the date hereof, Executive shall be
entitled to a quarterly bonus equal to (i) One and One-Half percent (1.5%) of Shared Revenue as that term is defined in the Company's IMC Compensation Plan, plus (ii) Two Percent (2%) of all funds received by the Company as payment for community account membership

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renewal fees. Any bonus to which Executive is entitled under this Subsection
4.3(a) shall be (y) reduced by the amount of the base salary to which the Executive was entitled during the quarterly period in question and (z) payable only to the extent that during the quarterly period in question the Company has positive cash flow from operating activities both before and after the payment of the bonus.

                           (b) It is expected that, in addition to the
Executive, at least one other Company employee and consultant will be entitled to a quarterly bonus calculated in substantially the same manner as the bonus described in Subsection 4.3(a) (collectively, a "Bonus"). To the extent that the Bonus is limited as a result of the Company's cash flow from operating activities, then the amount of the such Bonus payable to all employees and/or consultants entitled to a Bonus shall be reduced in proportion, as nearly as practicable, to the respective amount of Bonus to which each employee is entitled during the quarterly period in question. In the event any amount of Bonus is reduced by reason of this Section 4.3, no amount of Bonus shall accrue to any future quarterly or other period.

                  4.4 Participation in Benefit Plans. Executive shall be included to the extent eligible thereunder in any and all plans pursuant to which the Company may provide general benefits for the Company's employees, including but not limited to insurance, 401(k) plan, and holidays. Executive's participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

                  4.5 Business Expenses. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentment of appropriate vouchers. These expenses shall include reimbursement for Executive's mobile phone.

         5. Compensation Upon the Termination of Executive's Employment by the Company.

                  5.1 Compensation upon Disability. In the event that Executive's employment is terminated pursuant to Section 10.1, then Executive shall be entitled to receive Executive's then current monthly Base Salary at such time as his Disability is determined or the Bonus Compensation due pursuant to Section 4.3. The Company will pay whichever amount is greater until the death of the Executive.

                  5.2 Compensation upon Resignation or Termination for Cause. In the event that Executive's employment is terminated pursuant to Section 10.3 or 10.4, then Executive shall be entitled to receive Executive's then current monthly Base Salary through the date his employment is terminated, but no other compensation of any kind or amount, except for previously vested stock options and stock.

                  5.3 Compensation upon Death. In the event Executive's employment is terminated pursuant to Section 10.2, Executive's beneficiary or a beneficiary designated by Executive in writing to the Company, or in the absence of such beneficiary, Executive's estate, shall be entitled to receive Executive's then current monthly Base Salary through the end of the twenty sixth
(26) week in which his death occurs, plus the proceeds from a $3 million term life policy which will be kept in effect for the term of the Executive's employment. Such term life policy will be activated within ninety days of the execution of this agreement.

                  5.4 Compensation upon Termination without Cause. In the event Executive is terminated by the Company pursuant to Section 10.5, the Company shall pay to Executive, as a severance allowance, his then current monthly Base Salary or the Bonus Compensation due pursuant to Section 4.3. The Company will pay whichever amount is greater until the death of the Executive.

All payments required to be made by the Company to Executive pursuant to this
Section 5 shall be paid in the manner and at the times specified in Section 4.1 or 4.3 hereof, whichever amount is greater.

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

         6. Confidential Information. Except as permitted or directed by the Company's Board, Executive shall not during the term of his employment under this Agreement or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential or secret knowledge or information of the Company, or any predecessor or successor of the Company which Executive has acquired or becomes acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment by the Company, whether developed by Executive or by others, concerning any trade secrets, confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer or supplier lists of the Company, any strategic or financial plans, any confidential or secret development or research work of the Company, or any other confidential, secret or nonpublic aspects of the business of the Company. Executive acknowledges that the above-described knowledge or information constitutes a unique and valuable asset of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company both during and after the term of this Agreement, Executive will refrain from any acts or omissions that would reduce the value of the use of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive. For purposes of this Agreement in discussing Executives obligations, "Company" shall include any subsidiaries of the Company.

         7. Proprietary Rights Agreement. Contemporaneous with the execution of this Agreement, Executive shall execute and deliver to the Company an Executive Proprietary Rights Agreement in the form attached hereto as Exhibit A.

         8. Ventures. If, during the term of this Agreement, Executive is engaged in or associated with the planning or implementing of any project, program or venture involving the Company and a third party or parties, all rights in the project, program or venture shall belong to the Company and shall constitute a corporate opportunity belonging exclusively to the Company. Except as approved by the Company's Board of Directors, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder's fee or other compensation in connection therewith other than the salary to be paid to Executive as provided in this Agreement.

         9. Non-Competition; Solicitation of Customers and Solicitation of Employees.

                  9.1 Non-Competition.

                           (a) Executive agrees that, during the period of his
employment hereunder and for a period of eighteen (18) months following the termination of his employment with the Company for any reason, he shall not, directly or indirectly, engage in competition with the Company within any state in the United States, or any country, in which the Company is then conducting its business (the "Territory") in any manner or capacity (e.g., as a management consultant, principal, partner, officer, director, stockholder or employee) in any phase of the Company's business as then being conducted.

                           (b) Executive further agrees that, during the term of
this Agreement and for eighteen (18) months after its termination, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 9 if such activity were carried out by Executive, either directly or indirectly, and in particular Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

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

                  9.2 Agreement Not to Solicit Customers. Executive agrees that during his employment by the Company hereunder and for the period in which a covenant not to compete is in effect hereunder as to Executive, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business (i) any person or entity whose account with the Company was sold or serviced by or under the supervision of Executive during the year preceding the termination of such employment, or (ii) any person or entity whose account with the Company has been directly solicited at least twice by the Company within the eighteen (18) month period prior to the date of termination of employment.

                  9.3 Agreement Not to Solicit Employees. Executive agrees that during his employment by the Company hereunder and for the eighteen (18) month period following the termination of such employment for any reason, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert or hire away, or attempt to solicit, divert or hire away any person then employed by the Company or then serving as a sales representative of the Company.

         10. Termination.

                  10.1 Disability. Executive's employment shall terminate upon Executive's becoming totally or permanently disabled for a period of six (6) months or more. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement. A reasonable determination by the Board of Directors of the existence of a disability shall be conclusive for all purposes hereunder. In making such determination of disability, the Board of Directors may utilize such advice and consultation as the Board of Directors deems appropriate, but there is no requirement of procedure or formality associated with the making of a determination of disability.

                  10.2 Death of Executive. Executive's employment shall terminate immediately upon the death of Executive.

                  10.3 Termination for Cause. The Company may terminate Executive's employment at any time for "Cause" (as hereinafter defined) immediately upon written notice to Executive. Such written notice shall set forth with reasonable specificity the Company's basis for such termination. As used herein, the term "Cause" shall mean that Executive shall have committed a criminal act or embezzlement.

                  10.4 Resignation. Executive's employment shall be terminated on the earlier of the date that is three (3) months following the written submission of Executive's resignation to the Board or the earlier date such resignation is accepted by the Board.

                  10.5 Termination Without Cause. The Company may terminate Executive's employment without cause upon written notice to Executive. Termination "without cause" shall mean termination of employment on any basis other than termination of Executive's employment hereunder pursuant to Sections 10.1, 10.2, 10.3 or 10.4.

                  10.6 Surrender of Records and Property. Upon termination of his employment with the Company, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

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

         11. Assignment. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions, and provisions imposed by this Agreement upon the Company.

         12. Injunctive Relief. Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 9,
10.6 and the provisions in the Employee Proprietary Rights Agreement contemplated in Section 7. Accordingly, Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement and the provisions of the Employee Proprietary Rights Agreement contemplated in Section 7. This provision with respect to injunctive relief shall not, however, diminish the right of the Company or Executive to claim and recover damages in addition to injunctive relief.

         13. Miscellaneous.

                  13.1 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of Utah.

                  13.2 Prior Agreements. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understanding with respect to such subject matter, and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

                  13.3 Withholding Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  13.4 Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

                  13.5 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

                  13.6 Severability. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

                  13.7 Survival. Sections 6, 7, 8, 9 and 10.6 shall survive termination of this Agreement.

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

         IN WITNESS WHEREOF, the parties have executed and sealed this Agreement as of the day and year set forth above.

                                                     ONE WORLD ONLINE.COM, INC.

                                                     By   /s/ Kelly Thayer
                                                         -----------------------
                                                         Kelly Thayer
                                                         Its Chairman

                                                         /s/ David N. Nemelka
                                                         -----------------------
                                                         David N. Nemelka
                                                        "Executive"

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

                                   Exhibit "A"
                     Executive Proprietary Rights Agreement

         THIS AGREEMENT CREATES IMPORTANT OBLIGATIONS WHICH ARE BINDING. PLEASE READ IT IN FULL BEFORE YOU SIGN.

         I recognize the importance of protecting the Company's rights to inventions, discoveries, ideas, confidential information and other intellectual property, and for good and valuable consideration which I have received, I agree to the following:

1.       DEFINITIONS.  For the purposes of this Agreement:

         (a) "Company" means I Ventures, Inc., a Colorado corporation, dba One World Online Technologies; One World Online, Incorporated, a Utah corporation, dba One World Online Marketing; One World Online.com, Inc., a publicly traded Nevada corporation, which is the parent of I Ventures, Inc. and One World Online, Incorporated; and any successor, parent corporation or affiliate of the Company.

         (b) "Creation" means any invention, discovery, idea, concept, design, process, work of authorship, development or improvement (whether or not subject to copyright or patent protection and whether or not reduced to practice by me):
(i) relating to any present or reasonably anticipated business of the Company and which was created and/or otherwise developed during the course of my employment or relationship with the Company, (ii) which was created or otherwise developed during Company time, or (iii) which was created or otherwise developed at any time using equipment, supplies, facilities, information or proprietary rights or other property of the Company. I expressly agree that the term "Creation" shall include Creations developed by me for the Company at any time, including Creations developed prior to the date of this Agreement.

         (c) "Confidential Information" means information (including information created by me) which is not generally known about the Company or its business, including without limitation about its products, projects, designs, developmental or experimental work, computer programs, data bases, know-how, processes, formulas, customers, suppliers, business plans, marketing plans and strategies, finances, or personnel, and information obtained from third parties under confidentiality agreements.

2.       OWNERSHIP OF CREATIONS

         (a) Inventions Retained by Employee. I represent that all matters which I have created or otherwise developed prior to this employment agreement are excluded from my obligations to the Company under this agreement.

         (b) Assignment of Creations. I hereby agree to hold in trust for the sole right and benefit of the Company and assign to the Company all my right, title and interest in and to any and all Creations created or otherwise developed, alone or in conjunction with others. I further agree to assign to any third party, as directed by the Company, all my right, title and interest in and to any and all Creations whenever such assignment is required by a contract between the Company and such third party.

         (c) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Creations made by me, in the form of notes, sketches, drawings and other notations which may be specified by the Company, which records shall be available to and remain the sole property of the Company at all times.

         (d) Disclosure of Creations and Filings. I agree to promptly disclose to the Company in writing all Creations created or otherwise developed by me alone or in conjunction with others, as well as any and all patent applications or copyright registrations filed by me during and within a year after termination of my employment with the Company.

         (e) Assistance. During and after the period of my employment by the Company, I agree that I will give the Company all assistance it reasonably requires (at the Company's expense) to file for, maintain, protect and enforce the Company's patents, copyrights, trademarks, trade secrets and other rights in

Creations, in any and all countries. To that end I will sign documents and do other acts which the Company may determine to be reasonably necessary or desirable including, without limitation, giving evidence and testimony in support of the Company.

         (f) Intellectual Property Rights in Works of Authorship. I acknowledge and agree that any intellectual property rights Creations which are works of authorship belong to the Company and are "works made for hire" within the definition of section 101 of the United States Copyright Acts of 1976, Title 17, United States Code. The Company or any of its direct or indirect licensees shall not be obligated to designate me as author of any design, software, firmware, related documentation, or any other work of authorship when distributed publicly or otherwise, nor to make any distribution.

3.       CONFIDENTIAL INFORMATION

         (a) Ownership of Confidential Information. All Confidential Information which I create or otherwise develop or which comes into my possession shall be and remain the exclusive property of the Company.

         (b) No Disclosure of Confidential Information. Unless authorized in writing by the Company, I will maintain all Confidential Information in confidence and, except as necessary in conjunction with my work for the Company, will not copy or make notes of, divulge to anyone outside the Company or use any of the Confidential Information for my own or another's benefit, either during or after the term of my employment with the Company. I agree that I will promptly disclose to the Company all Confidential Information developed by me.

         (c) Returning the Company Documents and Tangible Property. Upon request of the Company and, in any event, upon termination of my employment, I will promptly surrender and deliver to the Company (and will not keep in my possession or deliver to anyone else) and agree not to use any Confidential Information, records, data, notes, reports, proposals, lists, correspondence, computer code, specifications, drawings, blueprints, sketches, flow diagrams, materials, equipment, devices or any other documents or property (including photocopies or other reproductions of any of the aforesaid items) of the Company.

         (d) Confidential Information of Third Parties. During my employment with the Company I may receive, under non-disclosure agreements agreed to by authorized representatives of the Company, information claimed by third parties to be their confidential information. I agree that I will respect such agreements and will not disclose such information to any person or organization, except as is necessary in carrying out my work for the Company consistent with the Company's agreement with such third parties. At the request of the Company and, in any event, upon the termination of my employment, I will promptly surrender to the Company any such information.

4. NON-USE OF PROPERTY OF THIRD PARTIES. During my employment with the Company, I will not improperly use or disclose any confidential or proprietary information or property of any third party (including any former employer).

5. NO PRIOR RESTRICTIONS. I hereby represent and warrant that I am free to enter into your employ and that there are no contracts or restrictive covenants preventing full performance of my duties.

6. LIMITATIONS ON COMPETITIVE ACTIVITIES DURING EMPLOYMENT. During my employment with the Company, I will not, alone or with others, directly or indirectly, work on, plan, organize or engage in any consulting, employment or other business activity (whether or not for compensation) that is competitive with the business in which the Company is involved or may hereafter become involved, nor will I engage in any other activity that conflicts with my obligations to the Company.

7. NO GUARANTEE OF EMPLOYMENT. I expressly acknowledge and agree that this is not an agreement by the Company to employ me for any period, and unless otherwise expressly agreed in writing between me and the Company, my employment with the Company may be terminated at any time, with or without cause by either myself or the Company. All of the terms of this Agreement shall survive any termination of my employment.

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

8. MISCELLANEOUS

         (a) Severability. If any provision of this Agreement or portion thereof is determined by a court of competent jurisdiction to be wholly or partially unenforceable for any reason, such provision or portion thereof shall be considered separate from the remainder of this Agreement, which shall remain in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. I acknowledge the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         (b) Waiver. The Company's waiver or failure to enforce any violation or provision of this Agreement shall not constitute a waiver of its rights hereunder with respect to any other violation or provision of this Agreement, and shall be effective only in the specific instance and for the specific purpose given.

         (c) Reasonableness. The restrictions contained in this Agreement are considered by me to be fair and reasonable and necessary for the protection of the legitimate business interests of the Company. I acknowledge that I can earn a livelihood without violating any of the undertakings contained in this Agreement.

         (d) Foreign Laws. I agree to comply with the applicable laws of any foreign countries with which the Company does business.

         (e) Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah.

         (f) Employee Policy Manual. I agree to be bound by the policies and procedures manual(s) of the Company, as such manual may be amended from time to time, as well as any relevant internal office memoranda.

         (g) Successors. This Agreement shall be for the benefit of and be binding upon: i) my executors, heirs, legatees and personal representatives, and
ii) the successors and assigns of the Company.

         (h) Entirety of Agreement. This Agreement supersedes all prior agreements concerning Creations and Confidential Information between myself and the Company.

         (i) Acknowledgment I acknowledge that I have received a copy of, and agree to, this Executive Proprietary Rights Agreement. I further acknowledge that I have been given the opportunity to consult with an attorney or other advisor of my choosing regarding the terms and conditions of this Executive Proprietary Rights Agreement prior to my signing of this Executive Proprietary Rights Agreement.

David N. Nemelka
------------------------                             ---------------------------
Print Name                                           Executive Soc. Sec. No.

/s/ David N. Nemalka                                 May 22, 2000
------------------------                             ---------------------------
Executive Signature                                  Date

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